Exhibit 10.1
September 21, 2022
Jeff McCombs
Re:       Terms of Separation
Dear Jeff:
On behalf of the entire Board of Directors, thank you for your service to Upwork Inc. (the “Company”) and for your tenure as Chief Financial Officer.  You and the Company have mutually agreed to end your employment relationship with the Company and the Board of Directors has requested to retain your services for a period of time to assist with an orderly transition.
Accordingly, this letter confirms the agreement (“Agreement”) between you and the Company concerning the terms of your separation and offers you certain benefits, conditioned upon your provision of a general release of claims and covenant not to sue as provided herein.  If you agree to the terms outlined herein, please sign and return this Agreement to me in the timeframe outlined below.
1.Separation from Employment: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below, the Company agrees to continue your employment on the following terms. Your last day of employment with the Company will be December 31, 2022 (the “Separation Date”). Between the date hereof and the Separation Date (the “Transition Period”), you will continue to be employed by the Company and (i) you will receive your base salary as in effect as of the date of this Agreement, (ii) your outstanding RSUs and PSUs will continue to vest in accordance with the Company’s 2018 Equity Incentive Plan and the applicable award agreements, and (iii) you will be eligible for continued participation the Company’s employee benefit plans. You and the Company acknowledge and agree that you will no longer be eligible to receive an annual bonus or any other incentive compensation, including under the terms proposed to be included in the Company’s 2022 Performance Bonus Plan.
2.Final Paycheck; Payment of Wages: As soon as administratively practicable on or after the Separation Date, the Company will pay you in a single cash lump-sum all accrued but unpaid base salary subject to standard payroll deductions and withholdings. You will be deemed to have withdrawn from participation in the Company’s 2018 Employee Stock Purchase Plan (the “ESPP”), effective as of your Separation Date, and any contributions collected on your behalf with respect to any ongoing purchase period under the ESPP as of such date will be refunded to you in accordance with the terms of the ESPP. You acknowledge and agree that you have not accrued any paid time off under the Company’s Unlimited Time Off policy since its effective date and you are not eligible for the payment of any compensation under that policy.
3.Release Consideration:  In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below, the Company agrees to provide you with the following:
(i)The Company agrees to pay you an amount equal to six months of your monthly base salary in a cash lump-sum payment in accordance with the Company’s standard payroll procedures as soon as administratively practicable following the date the Release becomes effective and in any event, no later than the 60th day following the Separation Date.
(ii)Following your last day of employment with the Company, contingent on your timely election to continue your existing medical, dental, and vision benefits under the
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Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the full amount of the insurance premiums to continue your existing health benefits, for you and your covered dependents, until the earlier of (x) the effective date on which you become covered by a substantially equivalent health insurance plan of a subsequent employer, (y) six months following your last day of employment with the Company, and (z) the date you are no longer eligible for COBRA benefits.
(iii)Effective as of the date this Agreement becomes effective, your RSUs granted pursuant to the Restricted Stock Unit Award Agreement dated August 4, 2020 (the “Initial RSU” and such agreement, the “Initial RSU Award Agreement”), will accelerate and be deemed vested with respect to 137,174 shares. Your rights concerning the Initial RSU will continue to be governed by the Initial RSU Award Agreement and the Company’s 2018 Equity Incentive Plan.
By signing below, you acknowledge that you are receiving the release consideration outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and the Release and that you would not otherwise be entitled to the release consideration.
4.Second Release Consideration: In exchange for your execution of this Agreement and contingent upon your remaining continuously employed with the Company through November 18, 2022 and delivery of an effective general release and waiver of claims and covenant not to sue in the form attached hereto as Exhibit A (the “Release”), to be signed no earlier than the Separation Date and within the time period specified therein following your Separation Date, the Company agrees that your Initial RSU will accelerate and be deemed vested with respect to an additional 17,146 shares (the “Acceleration Shares”). Your rights concerning the Initial RSU will continue to be governed by the Initial RSU Award Agreement and the Company’s 2018 Equity Incentive Plan. In the event that you are subject to a termination without Cause (as defined in the Severance Agreement) prior to November 18, 2022, contingent upon on your returning an effective release of claims within 60 days thereof, you will nonetheless vest in the Acceleration Shares and such other shares subject to the Equity Awards (as defined below) that would have otherwise vested on November 18, 2022.
5. Business Expenses Reimbursement; No Further Amounts Due:  To the extent you have any unreimbursed business expenses as of the end of the Transition Period, you will need to submit such expenses within two weeks of the end of your Transition Period with supporting documentation, and the Company will reimburse you for all approved expenses in accordance with its business expense reimbursement policy. By signing below, you acknowledge that the Company does not owe you any other amounts, except as otherwise may become payable under the Agreement.
6.Return of Company Property:  You hereby warrant to the Company that, on or before your Separation Date, you will return to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.
7. Proprietary Information:  As a condition of your employment with the Company, you were required to execute and abide by the attached Employee Invention Assignment and Confidentiality Agreement (Exhibit B hereto).  You hereby acknowledge that you are bound by Exhibit B and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as defined in the agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone.  You further confirm that on or prior to your Separation Date you will deliver to the Company all documents and data of any nature containing or pertaining to such Proprietary Information, that you will permanently delete any electronic copies thereof in your possession, custody, or control, and that you will not take with you any such documents or data or any reproduction thereof.
8.Equity Awards. You were granted RSUs and PSUs pursuant to the Initial RSU Award Agreement and your Restricted Stock Unit Agreements and Performance Stock Unit Agreements, dated February 17, 2021, February 18, 2022, and August 18, 2022, respectively, and the Company’s 2018 Equity Incentive Plan (hereafter collectively referred to as the “Award Agreements” and such awards, the “Equity Awards”). Because your employment is terminating on the Separation Date, none of the portions of the Equity Awards that are unvested (after giving effect to the acceleration set forth in Section 3(iii) and/or Section 4, as applicable) as of the Separation Date can ever vest and shall be terminated and canceled in accordance with the terms of the Award Agreements.
9.General Release and Waiver of Claims:
(a)The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus pay, profit-sharing, stock, stock options or other ownership interest in the Company, including, without limitation, such termination benefits and compensation described in the Change in Control and Severance Agreement between you and the Company, dated August 4, 2020 (the “Severance Agreement”), the Offer Letter, dated July 10, 2020 (the “Offer Letter”), by and between you and the Company, and such other termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or the end of your employment with the Company. To the fullest extent permitted by law, you hereby release and waive any claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or the end of your employment, claims under Title VII of the 1964 Civil Rights Act, as amended, and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act and claims based on disability or under the Americans with Disabilities Act.  By signing this Agreement, you are not releasing or waiving any claims under the California Fair Employment and Housing Act; however, for the avoidance of doubt, you will release and waive such claims once you sign the Release.
(b)By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(c)You do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

10.Covenant Not to Sue:
(d)To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
(e)Nothing in this section shall prohibit or impair you complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
11.Protected Rights: You understand that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Agreement, limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”).  You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
12.Nondisparagement: You agree that, both during, and for the twenty-four (24) month period following, the Transition Period, you will not disparage Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this section shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.
13.Dispute Resolution: To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, you and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Notwithstanding the foregoing agreement to resolve disputes in arbitration either party may obtain injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party shall be responsible for the payment of its own attorneys’ fees.
14.Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs, and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
15.No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

16.Complete and Voluntary Agreement: This Agreement, together with Exhibits A-B hereto, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
17.Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
18.Modification; Counterparts; Facsimile/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
19. 409A:  To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“Section 409A”), the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent.  To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
20.Review of this Agreement: You understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this Agreement and the Release. You also agree that any amendments to this Agreement, whether or not material, will not re-start the twenty-one (21) day consideration period. You also understand you may revoke this Agreement within seven (7) days of signing this document and that the consideration period to be provided to you pursuant to Section 3 will be provided only at the end of that seven (7) day-revocation period.
21.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.
22.Effective Date: This Agreement is effective on the eighth (8th) day after you sign it provided you have not revoked the Agreement as of that date (the “Effective Date”).
If you agree to abide by the terms outlined in this letter, please sign this letter below return it to me within the timeframe noted above. I wish you the best in your future endeavors.

Sincerely,

Upwork Inc.

By: /s/ Hayden Brown
Hayden Brown
Chief Executive Officer

READ, UNDERSTOOD AND AGREED

/s/ Jeff McCombs           Date: September 21, 2022
Jeff McCombs

EXHIBIT A

RELEASE OF CLAIMS

This General Release of All Claims and Covenant Not to Sue (the “Release”) is entered into between Jeff McCombs (“Executive”) and Upwork Inc. (the “Company”) (collectively, “the parties”).
WHEREAS, on September 21, 2022, Executive and the Company entered into an agreement regarding Executive’s resignation of employment (the “Separation Agreement,” to which this Release is attached as Exhibit A);
WHEREAS, the Transition Period (as set forth in the Separation Agreement) has ended;
WHEREAS, this agreement serves as the Release, pursuant to the Separation Agreement; and
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Release.
1.Business Expense Reimbursement; No Further Amounts Due: To the extent Executive has any unreimbursed business expenses, Executive will need to submit such expenses within two weeks of the end of the Transition Period (as defined in the Separation Agreement) with supporting documentation, and the Company will reimburse Executive for all approved expenses in accordance with its business expense reimbursement policy. By his signature below, Executive acknowledges that the Company does not owe him any other amounts, except as otherwise may become payable under the Separation Agreement contingent upon the effectiveness of this Release.
2.Return and Permanent Deletion of Company Property: Executive hereby warrants to the Company that he has returned to the Company all property or data of the Company of any type whatsoever that has been in his possession, custody, or control and that any electronic copies thereof have been permanently deleted.
3.Consideration: In exchange for Executive’s agreement to this Release and his other promises in the Separation Agreement and herein, the Company agrees to provide Executive with the consideration set forth in Section 4 of the Separation Agreement upon effectiveness of this Release. By signing below, Executive acknowledges that he is receiving the consideration in exchange for waiving his rights to claims referred to in this Release and he would not otherwise be entitled to the consideration.
4.General Release and Waiver of Claims:
(a)The payments and promises set forth in this Release are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit-sharing, stock, stock options or other ownership interest in the Company, including, without limitation, such termination benefits and compensation described in the Severance Agreement, the Offer Letter, dated July 10, 2020, by and between you and the Company, and such other termination benefits or other compensation to which Executive may be entitled by virtue of his employment with the Company, his separation from the Company, his engagement with the Company, and the termination thereof, including pursuant to the Separation Agreement.  To the fullest extent permitted by law, Executive hereby releases and waives any claims he may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of his employment or end of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
(b)By signing below, Executive expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
(c)Executive and the Company do not intend to release claims that provide for indemnity under the Company’s bylaws or any contracts between Executive and the Company, or any claims that he may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, or any claims for enforcement of this Release. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause set forth in the Separation Agreement.
5.Covenant Not to Sue:
(a)To the fullest extent permitted by law, at no time subsequent to the execution of this Release will Executive pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, (i) which Executive may now have, have ever had, or may in the future have against Releasees, and (ii) which is based in whole or in part on any matter released by this Agreement.
(b)Nothing in this paragraph shall prohibit or impair Executive from complying with all applicable laws, nor shall this Release be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
6.Protected Rights: Executive understands that nothing in the General Release and Waiver of Claims and Covenant Not to Sue sections above, or otherwise in this Release, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understands that this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Executive’s right to receive an award for information provided to any Government Agencies.

7.Review of Release: Executive understands that he has had more than twenty-one (21) days to consider this Release and, by signing below, affirms that he was advised to consult with an attorney prior to signing this Release. The offer set forth in this Release and in Section 4 of the Separation Agreement, if not accepted by Executive within thirty (30) days following the Separation Date (as defined in the Separation Agreement), will automatically expire. Executive also understands that he may revoke this Release within seven (7) days of signing this document and that the consideration to be provided to him pursuant to Section 4 of the Separation Agreement will be provided no earlier than after the expiration of that seven (7) day revocation period.
8.Effective Date: This Release is effective on the eighth (8th) day after Executive signs it, provided he has not revoked it as of that time (the “Effective Date”).
9.Other Terms of Separation Agreement Incorporated Herein: All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Release are hereby incorporated in this Release as though fully stated herein and apply with equal force to this Release, including, without limitation, the provisions on Nondisparagement, Arbitration, Governing Law, and Attorneys’ Fees.

Dated:____________________                                 ________________________________
Upwork Inc.
Hayden Brown
Chief Executive Officer

Dated:____________________                                 ________________________________
            Jeff McCombs